Ceros Financial Services, Inc.

1445 Research Boulevard, #530

Rockville, MD 20850

Member FINRA, SIPC, NFA

Dealer Agreement

Ladies and Gentlemen:

Ceros Financial Services, Inc. (the “Distributor”) serves as the principal distributor for the OnTrack Core Fund.  The Distributor and _____________________(Dealer name) (“Dealer”)hereby agree that the Dealer will participate in the distribution of shares (“Shares”) of the Funds, subject to the terms of this Agreement.

1.

 Authorization to Sell

You are to offer and sell shares only at the regular public price currently determined by the respective Funds in the manner described in their offering Prospectuses.  The offering Prospectuses and this Agreement set forth the terms applicable to Dealer and all other representations or documents are subordinate.

2.

 Licensing

a.

 Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Funds; and (iv) each of its partners, directors, officers, employees and agents who will participate or otherwise be involved in the offer or sale of the Shares or performance by Dealer of its duties and activities under this agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Funds.

b.

Dealer agrees that:  (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii )termination or suspension of its license to do business by any state or other jurisdiction shall immediately cause the termination of this Agreement.  Dealer further agrees to notify the Distributor promptly in writing of any such action or event.

c.

Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement.  Without limiting the generality of the foregoing, Dealer acknowledges that it is solely responsible for all suitability determination with respect to offers and sales of Shares of the Funds to Dealer’s customers and that the distributor has no responsibility for the manner of Dealer’s performance of, or for Dealer’s acts or omissions in connection with, the duties and activities Dealer performs under this Agreement.

d.

Dealer agrees to be bound by and to comply with all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares.

3.

Compensation of sales and servicing of  []class shares

We will pay you, as compensation for Dealer’s account maintenance services, an account maintenance fee at the rate of []and as compensation for Dealer’s sales and promotional activities and services, a distribution fee at the rate of [] on an annualized basis of the average net assets attributable to the Service class shares.   Such fees will be paid monthly upon receipt by the Distributor from the Funds or at such other intervals as the Board shall determine.  Such fees shall be paid pursuant to the Fund’s “Rule 12b-1 Plan.”

Dealer acknowledges and agrees that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, including Rule 12b-1 Plan payments by amendment, sticker or supplement to the then current Prospectus for such Fund.  The Distributor shall have no obligation to pay any compensation to Dealer for the sale of Shares of a Fund pursuant to a Rule 12b-1 Plan unless and until the Distributor receives the related compensation from the Fund, and the Distributor’s liability to Dealer for such payments is limited solely to the related compensation that the Distributor receives from such Fund.

4.

 Order processing

a.

 Dealer agrees to offer and sell Shares of the Funds only at the regular public offering price applicable to such Shares and in effect at the time of each transaction.  The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to (1) the terms of the then-current Prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) relating to each Fund as filed with the SEC; (2) the new account application for each Fund as supplemented or amended from time to time; and (3) the Distributor’s written instructions and guidelines, if any, as provided to Dealer from time to time.  To the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.

b.

The Funds reserve the right at any time, and without notice to Dealer, to suspend the sale of Shares or to withdraw or limit the offering of Shares.

c.

  In all offers and sales of the Shares to the Public, Dealer is not authorized to act as broker or agent for, or employee of, the Distributor, any Fund or any other dealer, and Dealer shall not represent to any third party that Dealer has such authority or is acting in such capacity.

d.

 All orders are subject to acceptance by the Distributor and the Fund in their discretion.  The Distributor and the Fund reserve the unqualified right not to accept any specific order for the purchase or sale of shares.

e.

 The Distributor agrees that it will accept from Dealer orders electronically transmitted via the National Securities Clearing Corporation (“NSCC”) Fund/Serv Networking program, provided, however, that appropriate documentation thereof and agreements relating thereto are executed by both parties to this Agreement, including in particular the standard NSCC Networking Agreement and any other related agreements between the Distributor and Dealer deemed appropriate by the Distributor, and that all accounts opened or maintained pursuant to that program will be governed by applicable NSCC rules and procedures.  Both parties further agree that the standard NSCC Networking Agreement will control insofar as there is any conflict between any provision of this Dealer Agreement and the standard NSCC Networking Agreement.

f.

 Dealer agrees to distribute or cause to be delivered to its customers Prospectuses, proxy solicitation material and related information and proxy cards, semi-annual and annual shareholder reports and other materials in compliance with applicable legal requirements.

g.

Dealer agrees that the shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York Clearing House or other immediately available funds.  If payment for the shares purchased is not received within three days after the date of confirmation the sale may be cancelled forthwith, by us or by the respective Funds.

h.

  Dealer agrees that it shall assume responsibility for any loss to the Fund caused by a correction to any order placed by Dealer that is made subsequent to the trade date for the order, to the extent such order correction was not based on any negligence on the Distributor’s part.  Dealer further agrees that it wil l immediately pay such loss to the Fund upon notification.

i.

 Dealer agrees that it will not place any order that is placed on a conditional basis or subject to any delay or contingency prior to execution.

j.

 Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

k.  Dealer agrees that it will not make any representations to shareholders relating to redemption of their shares other than the statement contained in the applicable Prospectus and the underlying organizational documents of the Fund to which it refers, and that Dealer will pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee, determined after receipt of the order as discussed in the Prospectus.

l.  Dealer agrees not to repurchase any share of the Funds from a record holder at a price lower than the net asset value next determined by or for the Funds’ shares.  Dealer shall, however, be permitted to sell any shares for the account of a shareholder of the Funds at the net asset value currently quoted by or for the Funds’ shares, and may charge a fair service fee for handling the transaction provided the fee is disclosed to the record holder.

m.  Dealer agrees that, with respect to a redemption order it has made, if instructions in proper form are not received by the Distributor within the time customary or required by law, the redemption may be canceled without any responsibility or liability on the Distributor’s part or on the part of the Fund.

n.  Dealer agrees that if any Share is repurchased by Fund or is tendered for redemption within seven (7) business days after confirmation by the Distributor of the original purchase order from the Dealer, Dealer shall forfeit its right to any compensation with respect to such Share and shall forthwith refund to the Distributor the full compensation, ifany, paid to Dealer on the original sale.  The Distributor agrees to notify Dealer of such repurchase or redemption within a reasonable time after settlement.  Termination or cancellation of this Agreement shall not relieve Dealer from tis obligation under this provision.

o.  Dealer agrees that it will comply with any restrictions or limitations on exchanges described in each Fund’s Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing).

5.

 Prospectus and marketing materials

We shall furnish you without charge reasonable quantities of offering Prospectuses (including any supplements currently in effect), current shareholder reports of the Funds, and sales materials issued by us from time to time.  In the purchase of shares, Dealer is entitled to rely only on the information contained in the Prospectus(es).  Dealer may not publish any advertisement or distribute sales literature or other written material to the public that makes reference to us or to any of the Funds (except material that we furnished to you) without our prior written approval.

6.

State Securities Qualification

We, as Distributer, act solely as agent for the Funds and are not responsible for qualifying the Funds or their shares for sale in any jurisdiction.  Upon written request, we will provide you with a list of the jurisdictions in which the Funds or their shares are qualified for sale.  Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.  We are also not responsible for the issuance, form, validity, enforceability or value of Fund shares.

7.

Indemnification

a.

 Dealer agrees to indemnify, defend and hold harmless the Distributor and the Funds and their predecessors, successors, and affiliates, each current or former director, officer, employee, shareholder or agent and each person who controls or is controlled by the Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them as they are incurred, which relate in any way to:  (i) any alleged violation of any stature or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) or any alleged tort or breach of contract, related to the offer or sale by Dealer of Shares of the Funds pursuant to this Agreement (except to the extent that the Distributor’s negligence or failure to follow correct instructions received from Dealer is the cause of such loss, claim, liability, cost or expense); (ii) any redemption or exchange pursuant to instructions received from Dealer or its directors, partners, affiliates, officers, employees or agents; incorrect investment instructions received by the Distributor from Dealer; or (iv) the breach by Dealer of any of its representations and warranties specified herein or the Dealer’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by Dealer.

b.

The Distributor agrees to indemnify, defend and hold harmless Dealer and its predecessors, successors and affiliates, each current or former director, officer, employee, shareholder or agent and each person who controls or is controlled by Dealer from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assed against or suffered or incurred by any of them as they are incurred, which relate in any way to (i) any untrue statement of a material fact, or any omission to state a material fact, contained in a Prospectus or in any written sales literature or other marketing materials provided by the Distributor to the Dealer, or (ii) the breach by the Distributor of any of its representations and warranties specified herein or the Distributor’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by the Distributor or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by the Distributor.

c.

Dealer agrees to notify Distributor, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its partners, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the 1933 Act.

8.

 Termination

Each party may cancel this Agreement at any time by written notice to the other.

9.

 Anti-money Laundering Responsibility

Dealer agrees that it will be responsible for complying with all applicable money laundering laws, regulations and government guidance, including cash and suspicious activity reporting, customer identification programs and recordkeeping requirements, and to have adequate policies, procedures and internal controls in place to ensure compliance.  Dealer will provide the Distributor, upon request and within a reasonable period of time, copies of its anti-money laundering compliance programs or materials, including policies and procedures for complying with the applicable anti-money laundering laws and regulations, “Know Your Customer” and/or customer identification policies and procedures, and not in any way be construed or impose any obligation upon the Distributor to review and ensure the accuracy or adequacy of Dealer’s policies and procedures.

10.

 Privacy

Dealer represents that it has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to:  (a) ensure the security and confidentiality of customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (d) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (e) otherwise ensure Dealer’s compliance with SEC Regulation S-P.

11.

 Miscellaneous

a.

 This Agreement shall be governed and construed in accordance with the laws of the state of Delaware, without reference to the choice-of-law principles thereof.

b.

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

c.

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements.  This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by the Distributor.

d.

If any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

e.

The representations, warranties, covenants and agreements of the undersigned contained in this Agreement, including, without limitation, the indemnity agreement contained in Section 7 hereof, shall survive any termination of this Agreement.

12.

Notices

All communications to the Distributor should be sent to the below address:

Ceros Financial Services, Inc.

ATTN:  Brian Humphrey

1445 Research Boulevard, #530

Rockville, MD 20850

Tel. 866-842-3356

Fax 301-424-3817

Please execute this Agreement in duplicate and return one of the duplicate originals to us for our file.  This Agreement may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment.

Very truly yours,

Ceros Financial Services, Inc.

By:_______________________________

Catherine Ayers-Rigsby

CEO

Accepted:

_______________________________

Firm

By:_______________________________

Officer or Partner

_______________________________

Print name

_______________________________

Title

Address:

_______________________________

_______________________________

Date:_______________________________